INVESTMENT MANAGEMENT AGREEMENT

As of [___________, 2011]

Ascent Investment Advisors, LLC
5251 DTC Parkway, Suite 935
Greenwood Village, Colorado 80111

Dear Sirs:

The undersigned, Global Real Estate Investments Fund (the "Fund") is a registered investment company organized as a Delaware statutory trust, which offers shares of beneficial interest to the public.  The Fund desires to employ its capital by investing and reinvesting the same in securities in accordance with the limitations specified in its Agreement and Declaration of Trust and Registration Statement including the prospectus and statement of additional information then in effect (the “Registration Statement”), copies of which have been, submitted to you, and in such manner and to such extent as may from time to time be approved by the Trustees of the Fund. Subject to the terms and conditions of this Agreement, the Fund desires to employ Ascent Investment Advisors, LLC (the "Adviser") and the Adviser desires to be so employed, to supervise and assist in the management of the business of the Fund. Accordingly, this will confirm our agreement as follows:

1. The Adviser shall, on a continuous basis, furnish reports, statistical and research services, and make investment decisions with respect to the investments of the Fund. The Adviser shall use its best judgment in rendering these services to the Fund.

2. The Adviser agrees that it will not make short sales of the Fund's shares of beneficial interest.

3. The Adviser agrees that in any case where an officer of the Adviser is also an officer or director of another corporation, and the purchase or sale of securities issued by such other corporation is under consideration, such officer or director shall abstain from participation in any decision made on behalf of the Fund to purchase or sell any securities issued by such other corporation.

4. The Adviser will provide office facilities to the Fund. The Fund will pay all of its expenses and liabilities, including expenses and liabilities incurred in connection with maintaining its registration under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended, and registering and qualifying under the securities laws of the states in which the Fund's shares are registered or qualified for sale, the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders, other mailing expenses, brokerage expenses, issue and transfer taxes on sales of Fund securities, custodian and stock transfer charges, other printing, legal and auditing expenses, expenses of shareholders' meetings, and reports to shareholders.

5. In consideration of the Adviser performing its obligations hereunder, the Fund will pay to the Adviser a monthly management fee computed at the annual rate of 1.20% of the average daily net assets of the Fund for the first $250,000,000 of Fund net assets. The management fee will decrease as the net assets of the Fund increase over $250,000,000. The applicable annual rate of the management fee according to the Fund’s net assets is set forth in the table below.

Average Daily Net Assets of the Fund	Annual Management Fee Rate (as a Percentage of Average Daily Net Assets)
Up to and including $250,000,000	1.20%
Next $249,999,999 (Assets from $250,000,001-$500,000,000)	1.10%
Next $499,999,999 (Assets from $500,000,001-$1,000,000,000)	1.00%
Next $999,999,999 (Assets from $1,000,000,001-$2,000,000,000)	0.90%
Assets over $2,000,000,000	0.80%

6. The Fund understands that the Adviser may act as investment adviser to other investment companies, and that the Adviser and its affiliates may act as investment advisers to individuals, partnerships, corporations, pension funds and other entities, and the Fund confirms that it has no objection to the Adviser or its affiliates so acting.

7.  The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement (such exceptions collectively, “Actionable Adviser Misconduct”).

Subject to any limitations imposed by applicable law or regulation, the Fund agrees to indemnify and hold harmless the Adviser and its controlling persons, managers, directors, officers and employees (collectively, the “Adviser Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney’s fees and costs, as incurred, (i) arising out of the Fund’s Registration Statement, and all prospectuses, proxy statements, reports to shareholders, sales literature, marketing materials or other materials prepared for distribution to shareholders of the Fund, the public or otherwise in connection with capital raising for the Fund (collectively, the “Fund Materials”) and (ii) otherwise in connection with the operation or maintenance of the Fund.

Notwithstanding the foregoing, no such indemnification shall be provided to Adviser:

a.  To the extent any such loss, liability, claim, damage and/or expense arises from any information or disclosure that, in each instance, has been previously approved in writing (including by electronic mail) by the Adviser and that relates specifically to (i) the Adviser or its controlling persons, managers, directors, officers or employees, (ii) the policies and procedures of the Adviser, or (iii) the services to be provided by the Adviser (“Approved Information”), provided further, that the foregoing limitation shall not apply to claims for indemnification that arise from Approved Information, which is included in the Fund Materials after the time the Adviser revokes in writing (including by electronic mail) its approval of such Approved Information; or

b.  to the extent that any such loss, liability, claim, damage and/or expense arises out of or is based on any Actionable Adviser Misconduct that contributed materially thereto.

The Fund shall indemnify and hold harmless the Adviser Indemnified Parties against any loss, liability, claim, damage or expense whatsoever, including reasonable attorneys’ fees and costs, as incurred, arising out of the Fund’s breach of its duties or obligations under this Agreement or breach of applicable law, rule or regulation in connection with the Fund’s performance under this Agreement; provided, however, that nothing herein shall be deemed to protect the Adviser against any liability arising out of any Actionable Adviser Misconduct.

The Adviser agrees to indemnify and hold harmless the Fund, the trustees, officers, employees and agents of the Fund and each person, if any, who controls the Fund within the meaning of Section 15 of the Securities Act of 1933 (collectively, the “Fund Indemnified Parties”) against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney’s fees and costs, as incurred, arising out of Approved Information, provided that no such indemnification shall be provided to the Fund Indemnified Parties for claims arising from Approved Information which is included in the Fund Materials after the time the Adviser revokes in writing (including by electronic mail) its approval of such Approved Information.

The Adviser shall indemnify and hold harmless the Fund Indemnified Parties against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and costs) arising out of any Adviser Misconduct; provided, however, that nothing herein shall be deemed to protect the Fund against any liability to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or by reason of the Fund’s reckless disregard of its obligations and duties under this Agreement.

The indemnification provided herein will remain in full force and effect regardless of any termination of this Agreement with regard to any claim for indemnification relating to any loss, liability, claim, damage or expense arising during the term of this Agreement.

Notwithstanding the foregoing, nothing contained in this Section 7 or elsewhere in this Agreement shall constitute a waiver by the Fund of any of their respective rights under applicable U.S. federal securities laws whose applicability is not permitted to be contractually waived.

8. This Agreement shall be in effect for two (2) years starting on the date hereof. This Agreement shall continue in effect from year to year thereafter with respect to the Fund, provided it is approved, at least annually, in the manner required by the 1940 Act. The 1940 Act requires that this Agreement and any renewal thereof be approved by a vote of (i) a majority of Trustees of the Fund who are not parties thereto or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting duly called for the purpose of voting on such approval, and (ii) in the case of its initial approval, by a majority of the outstanding voting securities of the Fund or (iii) in the case of its annual renewal, by a vote of the Trustees of the Fund or a majority of the outstanding voting securities of the Fund. A vote of a majority of the outstanding voting securities of the Fund is defined in the 1940 Act to mean a vote of the lesser of (a) more than 50% of the outstanding voting securities of the Fund or (b) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.

This Agreement may be terminated at any time with respect to the Fund, without payment of any penalty, on sixty (60) days' prior written notice by a vote of a majority of the Fund’s outstanding voting securities, by a vote of a majority of the Trustees of the Fund, or by the Adviser. This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the 1940 Act).

9. This Agreement is made by the Fund pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Fund individually, but bind only the property of the Fund.

10.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to the undersigned the enclosed copy hereof.

Very truly yours,

GLOBAL REAL ESTATE INVESTMENTS FUND

By:
Name:
Title:

ACCEPTED:

ASCENT INVESTMENT ADVISORS, LLC

By:
Name:
Title: